Exhibit 99.1

AMRI Announces Second Quarter 2014 Results

Total Revenue of $68.2 million, including Contract Revenue of $61.5 Million, up 15%

Adjusted Diluted EPS of $0.22, up 100%

Company Increases 2014 Adjusted EPS Guidance to $0.87 - $0.92 to Reflect Addition of OsoBio and Strengthening Contract Business

Albany, NY (August 5, 2014) – AMRI (NASDAQ: AMRI) today reported financial and operating results for the second quarter ended June 30, 2014.

Highlights:

•	Second quarter contract revenue of $61.5 million, up 21% from 2013

•	Second quarter adjusted diluted EPS of $0.22 vs. $0.11 in 2013

•	Expanded second quarter contract margins to 27% from 16% in 2013

•	Acquired Oso Biopharmaceuticals Manufacturing, expanding contract manufacturing capabilities to include commercial scale, complex injectable drug product

Updated Financial Guidance 2014:

•	Full year contract revenue guidance increased to between $275 and $283 million, an increase of 33% at the midpoint

•	Royalty revenue guidance of $25 million

•	Adjusted EBITDA between $59 and $63 million, up 24% at the midpoint

•	Adjusted diluted EPS range between $0.87 and $0.92, compared to $0.70 in 2013, an increase of 28% at the midpoint, despite a $10 to $12 million decrease in estimated royalties from Allegra

•	Operating cash flow of $27 to $30 million

Adjusted diluted EPS and adjusted EBITDA are non-GAAP measures, which exclude certain items detailed later in this press release under the heading “Non-GAAP Adjustment Items.” Reconciliations of these non-GAAP measures to GAAP measures are included in Tables 1 and 2 at the end of this press release.

“We are very pleased with our results this quarter, highlighted by a 34% growth in our large scale manufacturing business and the addition of Cedarburg Pharmaceuticals,” said William S. Marth, AMRI’s president and chief executive officer. “Importantly, contract margins improved across our entire operations as a result of increased capacity utilization and the addition of the higher margin Cedarburg Pharmaceuticals business.”

“We continue to see growth in our pipeline of discovery and development programs, notably the expansion of our innovative Insourcing chemistry program, together with the addition of new development and supply programs in our API and Drug Product divisions,” continued Mr. Marth. “Based on anticipated continued growth of our business and the recent addition of OsoBio, we are raising our outlook for 2014 with contract revenue growth of 33% and adjusted diluted EPS growth of 29% at the midpoint.”

Second Quarter 2014 Results

Total revenue for the second quarter of 2014 was $68.2 million, an increase of 15% compared to total revenue of $59.3 million reported in the second quarter of 2013.

Total contract revenue for the second quarter of 2014 was $61.5 million, an increase of 21% compared to contract revenue of $50.8 million reported in the second quarter of 2013. Contract margins were 26.7% for the second quarter of 2014, compared with 16.4% for the second quarter of 2013, driven by increased capacity utilization and the addition of Cedarburg Pharmaceuticals.

Royalty revenue in the second quarter of 2014 was $6.7 million, a decrease of 21% from $8.5 million in the second quarter of 2013. Royalty revenue for the second quarter of 2014 includes royalties from the Allegra® products as well as $2.5 million from the net sales of certain amphetamine salts sold by Actavis.

Net income under U.S. GAAP was $3.7 million, or $0.11 per diluted share, in the second quarter of 2014, compared to a U.S. GAAP net loss of $(2.5) million, or $(0.08) per basic and diluted share for the second quarter of 2013. Net income on an adjusted basis in the second quarter of 2014 was $7.1 million or $0.22 per diluted share, compared to adjusted net income of $3.6 million or $0.11 per diluted share. Net income on an adjusted basis excludes the following items that are included under U.S. GAAP: the impact of restructuring charges, executive transition costs, convertible debt interest and amortization charges, business acquisition costs, litigation settlement charges, write-offs of deferred financing costs, non-cash long-lived asset impairment charges, losses on disposals of assets related to restructuring activities, insurance demutualization gains, depreciation and amortization of purchase accounting adjustments, non-recurring income tax adjustments, and postretirement benefit plan settlement gains.

Year to Date

Total revenue for the six-month period ended June 30, 2014 was $127.5 million, an increase of 7% compared to total revenue of $118.7 million for the same period in 2013.

Total contract revenue for the first six months of 2014 was $112.5 million, an increase of 16% compared to contract revenue of $97.3 million for the same period in 2013.

Royalty revenue for the first six months of 2014 was $15.0 million, a decrease of 30% from $21.4 million in 2013. Royalty revenue for the six-month period ended June 30, 2014 includes royalties from the Allegra® products as well as $4.8 million from the net sales of certain amphetamine salts sold by Actavis.

Net income under U.S. GAAP for the first half of 2014 was $7.2 million, or $0.22 per diluted share, compared to U.S. GAAP net income of $3.8 million, or $0.12 per diluted share for the first half of 2013. Net income on an adjusted basis in the first half of 2014 was $12.2 million or $0.37 per diluted share, compared to adjusted net income of $10.6 million or $0.34 per share in 2013.

For a reconciliation of U.S. GAAP net income (loss) and earnings (loss) per diluted share as reported to adjusted net income (loss) and earnings (loss) per diluted share for the 2014 and 2013 reporting periods, please see Table 1 at the end of this press release. Financial results for the three and six months ended June 30, 2013 have been updated from previously reported amounts to reflect prior period income tax adjustments identified during the second quarter of 2014.  The Company considers the adjustments to be immaterial to the impacted periods.

Segment Results

Discovery Services and Development/Small Scale Manufacturing

Discovery Services and Development/Small Scale Manufacturing (DDS) contract revenue for the second quarter of 2014 was $19.5 million, consistent with the second quarter of 2013 as decreases in Discovery Services were offset by increases in Development/Small Scale Manufacturing. DDS contract margins were 19.1% for the second quarter of 2014, compared with 13.1% for the second quarter of 2013, driven by a stronger mix of business and the benefit of cost reduction initiatives in both Discovery Services and Development/ Small Scale Manufacturing.

DDS contract revenue for the first half of 2014 was $39.0 million, a decrease of 2% from the first half of 2013 as decreases in Discovery Services were largely offset by increases in Development/Small Scale Manufacturing. DDS contract margins were 17.8% for the first half of 2014, compared with 14.9% for the first half of 2013.

Large Scale Manufacturing

Large Scale Manufacturing (LSM) contract revenue for the second quarter of 2014 was $42.0 million, an increase of 34% from $31.3 million in 2013. LSM contract revenue for the second quarter of 2014 includes $5.5 million of revenues from the Cedarburg Pharmaceuticals business that was acquired in April 2014. LSM adjusted contract margins were 30.5% in the second quarter of 2014, compared with 18.4% for the second quarter of 2013, driven by increased capacity utilization and improved mix including the Cedarburg business.

LSM contract revenue for the first half of 2014 was $73.5 million, an increase of 27% from $57.7 million in 2013. LSM adjusted contract margins were 25.9% in the first half of 2014, compared with 19.2% for the first half of 2013.

Liquidity and Capital Resources

At June 30, 2014, AMRI had cash, cash equivalents and restricted cash of $136.9 million, compared to $171.0 million at March 31, 2014. The decrease in cash and cash equivalents for the quarter ended June 30, 2014 was primarily due to the use of $38.7 million to acquire Cedarburg Pharmaceuticals, $4.8 million in debt payments, and $3.5 million of capital expenditures, offset by cash flow from operations of $12.4 million. Total common shares outstanding, net of treasury shares, were 32,419,424 at June 30, 2014. Since the close of the second quarter we subsequently used $109.3 million of cash to acquire the Oso Biopharmaceuticals Manufacturing business.

Second Quarter Results Conference Call

The conference call can be accessed by dialing 888-438-5525 (domestic calls) or 719-325-2354 (international calls) at 9:50 a.m. ET and entering passcode 9752010. The audio webcast will be available live via the Internet and can be accessed on the company’s website at www.amriglobal.com.

Replay of the conference call can be accessed by dialing 888-203-1112 (domestic calls) or 719-457-0820 (international calls) and entering passcode 9752010 from Tuesday, August 5, 2014 at 2:00 p.m. ET to Wednesday, August 6, 2014 at 2:00 p.m. ET. Replay of the audio webcast can also be accessed for up to 90 days after the call via the investor area of the company’s website at www.amriglobal.com/investor_relations/.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Large Scale Manufacturing (LSM) and Discovery and Development Solutions (DDS). The LSM segment includes Active Pharmaceutical Ingredients (API) and Drug Product Manufacturing, which supports the commercial cGMP manufacturing of complex APIs, starting materials, clinical formulation development and aseptic fill and finish. Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue, contract revenue, adjusted EBITDA adjusted diluted earnings per share for the full year 2014, statements made by the company's Chief Executive Officer, including statements under the caption “Updated Financial Guidance,” statements regarding the strength of the company’s business and prospects, statements regarding the impact of recent acquisition activity, and statements concerning the company’s momentum and long-term growth, including expected results for 2014. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets; sales of Allegra® and the impact of the “at-risk” launch of generic Allegra®, the OTC conversion of Allegra® and the generic and OTC sales of Allegra in Japan on the company’s receipt of significant royalties under the Allegra® license agreement; the success of the sales of other products for which the company receives royalties; the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the company’s ability to enforce its intellectual property and technology rights; the company’s ability to obtain financing sufficient to meet its business needs; the company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the results of further FDA inspections; the company’s ability to effectively maintain compliance with applicable FDA and DEA regulations; the company’s ability to integrate past or future acquisitions, including Cedarburg Pharmaceuticals and Oso Biopharmaceuticals Manufacturing , and make such acquisitions accretive to the company’s business model, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission on March 17, 2014, and the company's other SEC filings. Revenue, contract revenue, adjusted diluted EPS, adjusted EBITDA and other financial guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of income (loss) from operations, net income (loss) and income (loss) per diluted share, as adjusted to exclude certain restructuring charges, executive transition costs, convertible debt interest and amortization charges, business acquisition costs, litigation settlement charges, write-offs of deferred financing costs, non-cash long-lived asset impairment charges, losses on disposals of assets related to restructuring activities, insurance demutualization gains, depreciation and amortization of purchase accounting adjustments, non-recurring income tax adjustments, and postretirement benefit plan settlement gains in the 2014 and 2013 periods. We have also presented non-GAAP measures of adjusted EBITDA, which in addition to the items excluded above, further excluded the impact of interest income and expense, depreciation and amortization expense, and income tax expense or benefit. Exclusion of these non-recurring items allow comparisons of operating results that are consistent over time. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income (loss) from operations, net income (loss) or income (loss) per diluted share prepared in accordance with U.S. GAAP. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are set forth in Tables 1 and 2. Our projected 2014 adjusted EPS and EBITDA, however, are only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded are difficult to predict and estimate and are primarily dependent on future events.

Contacts:
Investors: Michael Nolan, AMRI Chief Financial Officer, 518-512-2261
Media: Gina Rothe, AMRI Communications, 518-512-2512

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except for per share data)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Contract revenue	$61,474	$50,764	$112,512	$97,257
Recurring royalties	6,705	8,528	14,988	21,441
Total revenue	68,179	59,292	127,500	118,698

Cost of contract revenue	45,038	42,450	86,648	80,272
Technology incentive award	424	569	1,017	1,683
Research and development	128	171	207	276
Selling, general and administrative	12,747	12,454	23,376	22,003
Postretirement benefit plan settlement gain	-	-	(1,285)	-
Restructuring charges	1,042	4,953	1,272	5,832
Property and equipment impairment charges	3,718	906	3,718	1,440
Total operating expenses	63,097	61,503	114,953	111,506

Income (loss) from operations	5,082	(2,211)	12,547	7,192

Interest expense, net	(3,065)	(137)	(5,681)	(274)
Other (expense) income, net	(192)	377	(232)	884

Income (loss) before income taxes	1,825	(1,971)	6,634	7,802

Income tax (benefit) expense	(1,899)	504	(590)	4,000

Net income (loss)	$3,724	$(2,475)	$7,224	$3,802

Basic income (loss) per share	$0.12	$(0.08)	$0.23	$0.12
Diluted income (loss) per share	$0.11	$(0.08)	$0.22	$0.12

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data (unaudited)

(Dollars in thousands)	June 30, 2014	December 31, 2013

Cash and cash equivalents	$130,417	$175,928
Restricted cash	6,467	714
Accounts receivable, net	58,480	52,216
Royalty income receivable	6,541	7,523
Inventory	44,277	31,991
Total current assets	260,818	279,019
Restricted cash	-	3,810
Property and equipment, net	131,619	127,775
Total assets	520,150	445,268

Total current liabilities	50,168	48,849
Long-term debt, excluding current installments, net of unamortized discount	122,154	123,135
Total liabilities	266,877	204,511
Total stockholders’ equity	253,273	240,757
Total liabilities and stockholders’ equity	520,150	445,268

Table 1: Reconciliation of three and six months ended June 30, 2014 and 2013 reported income (loss) from operations, net income (loss) and earnings (loss) per diluted share to adjusted income from operations, adjusted net income and adjusted earnings per share:

(Dollars in thousands, except for per share data)

Non-GAAP Measures

	Second Quarter	Second Quarter	YTD	YTD
	2014	2013	June 30, 2014	June 30, 2013
Income (loss) from operations, as reported	$5,082	$(2,211)	$12,547	$7,192
Impairment charges	3,718	906	3,718	1,440
Restructuring charges	1,042	4,953	1,272	5,832
Executive transition costs	(14)	386	626	386
Business acquisition costs	1,346		1,668	-
Purchase accounting depreciation and amortization	275		275
Postretirement benefit plan settlement gain	-		(1,285)	-
Litigation settlement	-	1,920	-	1,920
Income from operations, as adjusted	$11,449	$5,954	$18,821	$16,770

Net income (loss), as reported	$3,724	$(2,475)	$7,224	$3,802
Adjustments, net of tax:
Impairment charges	2,417	906	2,417	1,253
Restructuring charges	653	3,553	850	4,182
Executive transition costs	(9)	251	407	251
Business acquisition costs	875	-	1,084	-
Purchase accounting depreciation and amortization	179	-	179	-
Postretirement benefit plan settlement gain	-	-	(835)
Convertible debt interest and amortization charges	1,641	-	3,257
Write-off of deferred financing costs	286	-	286	-
Non-recurring income tax adjustments	(2,715)	46	(2,715)	92
Litigation settlement	-	1,248	-	1,248
Insurance demutualization gain	-	-	-	(252)
Loss on disposal of assets	-	63	-	63
Net income (loss), as adjusted	$7,051	$3,592	$12,154	$10,639

Income (loss) per diluted share, as reported	$0.11	$(0.08)	$0.22	$0.12
Adjustments, net of tax:
Impairment charges	0.07	0.03	0.07	0.04
Restructuring charges	0.02	0.11	0.03	0.14
Executive transition costs	-	0.01	0.01	0.01
Business acquisition costs	0.03	-	0.03	-
Purchase accounting depreciation and amortization	0.01	-	0.01	-
Postretirement benefit plan settlement gain	-	-	(0.03)
Convertible debt interest and amortization charges	0.05	-	0.10
Write-off of deferred financing costs	0.01	-	0.01
Non-recurring income tax adjustments	(0.08)	-	(0.08)
Litigation settlement	-	0.04	-	0.04
Insurance demutualization gain	-	-	-	(0.01)
Loss on disposal of assets	-	-	-	-
Earnings per diluted share, as adjusted	$0.22	$0.11	$0.37	$0.34

Table 2: Reconciliation of three and six months ended June 30, 2014 and 2013 reported income (loss) from operations to adjusted EBITDA:

	QTD	QTD	YTD	YTD
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Income (loss) from operations, as reported	$5,082	$(2,211)	$12,547	$7,192
Impairment charges	3,718	906	3,718	1,440
Restructuring charges	1,042	4,953	1,272	5,832
Executive transition costs	(14)	386	626	386
Business acquisition costs	1,346		1,668	-
Postretirement benefit plan settlement gain	-		(1,285)	-
Litigation settlement	-	1,920	-	1,920
Income from operations, as adjusted	11,174	5,954	18,546	16,770
Add: Non-operating (expense) income net, as reported	(192)	377	(232)	844
Deduct: insurance demutualization gain	-	-	-	(388)
Add: Loss on disposal of assets	-	97	-	97
Add: Depreciation and amortization	4,263	3,949	8,024	8,012
Adjusted EBITDA	15,245	10,377	26,338	25,335